Exhibit 99.1

TG Venture Acquisition Corp. Announces Change of Date and Time of its Special Meeting

New York, NY, October 25, 2023 /ACCESSWIRE/ – TG Venture Acquisition Corp. (Nasdaq: TGVC) (“TGVC”), a special purpose acquisition company sponsored by Tsangs Group Holdings Limited, announced today that its special meeting of stockholders (“Special Meeting”) will be postponed from its scheduled date of 10:00 a.m. Eastern Time on October 27, 2023 to 10:30 a.m. Eastern Time on November 1, 2023. The Special Meeting can still be accessed virtually by visiting https://www.virtualshareholdermeeting.com/TGVC2023SM2. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. The record date for the Special Meeting remains October 10, 2023.

The estimated redemption price per share is expected to be approximately $11.03 at the time of the Special Meeting, an increase from the $10.97 originally reported in the Company’s definitive proxy statement (the “Proxy Statement”) in connection with the Special Meeting filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 11, 2023. The closing price of TGVC’s common stock on October 24, 2023 was $10.85.

Stockholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Stockholders as of the record date can vote, even if they have subsequently sold their shares. Any stockholders who wish to change their vote and need assistance should contact Okapi Partners LLC at (212) 297-0720, or info@okapipartners.com. In connection with the postponement of the Special Meeting, TGVC has extended the deadline for holders of TGVC’s common stock issued in TGVC’s initial public offering (the “Public Shares”) to submit their Public Shares for redemption in connection with the Charter Amendment Proposal (as defined in the Proxy Statement) until 5:00 p.m. Eastern Time on October 30, 2023. Stockholders who wish to withdraw their previously submitted redemption requests may do so prior to the rescheduled meeting by requesting that the transfer agent return such Public Shares prior to 7:30 a.m. Eastern Time on November 1, 2023.

Participants in the Solicitation

TGVC and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from TGVC’s stockholders in respect of the Special Meeting, the proposals to amend TGVC’s Amended and Restated Certificate of Incorporation and Investment Management Trust Agreement (collectively, the “Extension Proposals”) and related matters. Information regarding TGVC’s directors and executive officers is available in TGVC’s annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023, as amended. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests are contained in the Proxy Statement.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

TGVC has filed the Proxy Statement with the SEC in connection with the Special Meeting to consider and vote upon the Extension Proposals and other matters and, beginning on or about October 12, 2023, mailed the Proxy Statement and other relevant documents to its stockholders as of the October 10, 2023 record date for the Special Meeting. TGVC’s stockholders and other interested persons are advised to read the Proxy Statement and any other relevant documents that have been or will be filed with the SEC in connection with TGVC’s solicitation of proxies for the Special Meeting because these documents contain important information about TGVC, the Extension Proposals and related matters. Stockholders may also obtain a free copy of the Proxy Statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: TG Venture Acquisition Corp., 1390 Market Street, Suite 200, San Francisco, CA 94102, or to: Okapi Partners LLC, Attention: Chuck Garske / Christian Jacques, (212) 297-0720, or Info@okapipartners.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding the estimated per share redemption price and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to TGVC or TGVC’s management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, TGVC’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in TGVC’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to TGVC or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions many of which are beyond the control of TGVC, including those set forth in the “Risk Factors” section of TGVC’s Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and initial public offering prospectus. TGVC undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

TG Venture Acquisition Corp.

Tsangs Group
Azumi Ashley
Azumi.ashley@tsangsgroup.co

Kevin Lip
Kevin.lip@tsangsgroup.co